Prospect Capital Corporation Closes Public Offering of Common Stock Including Over-Allotment Option

NEW YORK, NY -- 11/14/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced that it has completed a public offering of 3,700,000 shares of common stock (including 200,000 shares pursuant to the exercise by the underwriters of their over-allotment option) at $16.34 per share, raising $60.46 million in gross proceeds.

Prospect expects to use the net proceeds of this offering to repay outstanding indebtedness, to fund investments in portfolio companies and for general corporate purposes. Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Oppenheimer & Co. Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., D.A. Davidson & Co., and Janney Montgomery Scott LLC are the underwriters for the offering. Morgan Keegan & Company, Inc., is the bookrunning manager for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission. A copy of the prospectus for the offering may be obtained from: Morgan Keegan & Company, Inc., 50 N. Front Street, 19th Floor, Memphis, TN 39103; RBC Capital Markets Corporation, One Liberty Plaza, New York, NY 10016; Oppenheimer & Co. Inc., 125 Broad Street, 16th Floor, New York, NY 10004; BB&T Capital Markets, a division of Scott & Stringfellow, Inc., 909 East Main Street, Richmond, VA 23219; D.A. Davidson & Co., Z Centerpointe, Suite 400, Lake Oswego, OR 97035; and Janney Montgomery Scott LLC, 1801 Market Street, Philadelphia, PA 19103.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577